Exhibit 10.8

SUBSIDIARY PURCHASE AGREEMENT

This SUBSIDIARY PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of September 30, 2010 (the “Effective Date”) by and among Todd Torneo, an individual (“Torneo”), Rubicon Financial Incorporated, a Delaware corporation (“RBCF”), Rubicon Financial Insurance Services, Inc., a California corporation and wholly-owned subsidiary of RBCF (“Rubicon Insurance” or the “Subsidiary”).

This Agreement sets forth the terms and conditions upon which RBCF will sell and convey to Torneo, and Torneo will purchase from RBCF, 100% of the issued and outstanding shares of the Subsidiary.

RECITALS

WHEREAS, Torneo is desirous of purchasing and RBCF is desirous of selling 100% of the Subsidiary in exchange for 50,000 shares of RBCF common stock currently held by Torneo; and
In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SUBSIDIARY; CLOSING
1.01.
Purchase and Sale of Subsidiary. Subject to the terms and conditions of this Agreement, at the Closing, RBCF agrees to sell, transfer, convey, assign and deliver to Torneo, and Torneo agrees to purchase, acquire and accept from RBCF, free and clear of all liens, charges or encumbrances of whatsoever nature, 100% of the issued and outstanding share of the Subsidiary. As part of the purchase, Torneo will receive all of the assets of the Subsidiary of any kind, character, or description, known or unknown, whether accrued, absolute, or otherwise (and regardless of whether reflected on each of the Subsidiary’ Financial Statements), all as they exist on the Closing Date, including without limitation:

(a)	All right, title and interest of the Subsidiary in and to all of the Subsidiary’s inventory, wherever located, including raw material, work in process, and finished goods;

(b)	All of the Subsidiary’s cash, cash on hand, cash on deposit, accounts, accounts receivable (subject to the provisions referenced in Section 1.04(b) hereof), trade receivables and notes receivable;

(c)           All of the Subsidiary’s fixtures, machinery, equipment, furniture, and supplies;

(d)	All right, title and interest of the Subsidiary in and to all prepaid rentals and other prepaid expenses, bonds and deposits (including those for health insurance);

(e)           All vehicles owned or leased by the Subsidiary;

SUBSIDIARY PURCHASE AGREEMENT

(f)
All Business records including all drawings, bills of materials and lists, vendor agreements and lists, credit files, sales records, warranty records, inventory records, product literature and marketing studies;

(g)	All licenses, permits and other intellectual property used in connection with the Business of the Subsidiary.

(h)	All other books and records associated with the Business of the Subsidiary (including the Subsidiary’s corporate minute books and related corporate records);

(i)	To the extent assignable, all rights of the Subsidiary under the contracts and leases entered into by the Subsidiary in connection with the Business (the “Assumed Contracts”); and

(j)            All customer, distributor and supplier files and mailing lists of the Subsidiary.

   All of the assets referenced above and being purchased under this Agreement are collectively referred to herein as the “Assets.”
1.02.
Assumption of Liabilities. On the Closing Date, Torneo shall assume all charges, debts, obligations, contracts, agreements, and liabilities of the Subsidiary (the “Assumed Liabilities”). The Assumed Liabilities shall include, but shall not be limited to:

(a)	All liabilities of the Subsidiary on the Financial Statements;

(b)	Accounts payable;

(c)	Accrued employee vacation and sick pay;

(d)	Warranty claims;

(e)	Any and all automobile leases;

(f)	All liabilities under the Assumed Contracts, to the extent the liabilities or claims arise either prior to or subsequent to the Subsidiary’s Ownership Period;

(g)	Federal and state income taxes, federal and state employment taxes and state sales taxes due and payable; and

(h)
All other liabilities of the Subsidiary, whether fixed or contingent, known or unknown, arising out of the operation of the Business either prior to or subsequent to the Subsidiary’s Ownership Period; save and except for any Retained Liabilities as defined in Section 1.03.

SUBSIDIARY PURCHASE AGREEMENT

1.03.	Liabilities to be Retained by RBCF. RBCF shall retain only the following liabilities of the Subsidiary (the “Retained Liabilities”):

(a)	Professional fees owed by the Subsidiary with regard to this transaction and/or this Agreement, which shall be paid from funds of RBCF rather than from any funds of the Subsidiary;

1.04.
Consideration. As payment in full for the Subsidiary, subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of the Subsidiary and RBCF contained herein, Torneo shall transfer to RBCF 50,000 shares of RBCF common stock issued in the name of Torneo (the “Purchase Price.”)

1.05.
Closing. The Closing of the transactions contemplated by this Agreement will take place at the offices of RBCF, at 18872 MacArthur Blvd., First Floor, Irvine, California, or at such other location or by such other means as the parties may agree, including exchange of signatures via express mail or facsimile, at 9:30 a.m. on a date not later than the Effective Date.

1.06.	Effective Time. The “Effective Time” shall mean 9:00 a.m., Pacific Standard Time, on the Effective Date.

1.07.           Deliveries at Closing.
(a)
At the Closing, RBCF will deliver to Torneo certificate(s) representing 100% of the issued and outstanding shares of the Subsidiary along with all corporate documents of the Subsidiary, which will effectuate the transfer of the Subsidiary’s Assets by RBCF to Torneo and the acquisition of the Subsidiary by Torneo.

(b)	At the Closing, Torneo will deliver to RBCFthe Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY AND RBCF

The Subsidiary and RBCF hereby jointly and severally represent, warrant and covenant to Torneo as set forth below in this Article II. All representations and warranties in this Article II are deemed to be made by the Subsidiary and RBCF on, and be effective as of, both the date hereof and the Closing Date.
2.01.
Corporate Organization; Power, Etc. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to carry on the Business as it is now being conducted and to own the Assets it now owns and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of the Business transacted by it makes such licensing or qualification necessary.

SUBSIDIARY PURCHASE AGREEMENT

2.02.
No Affiliates. The Subsidiary does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, limited liability company, trust, joint venture or other entity nor have any direct or indirect equity or ownership interest in any business.

2.03.
Authorization of Agreements, Validity, Etc. The execution, delivery and performance by the Subsidiary and RBCF of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws (or similar governing documents) of the Subsidiary or RBCF, any judgment, award or decree or any indenture, agreement or other instrument to which the Subsidiary or RBCF is a party, or by which any of them or any of their properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation of imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets of the Subsidiary. This Agreement has been duly executed and delivered by the Subsidiary and RBCF and constitutes the legal, valid and binding agreement of the Subsidiary and RBCF enforceable in accordance with its terms, except that such enforcement may be subject to traditional equitable remedies, bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TORNEO

Torneo represents and warrants to the Subsidiary and RBCF as follows:

3.01.
Authorization; Etc. Torneo has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement is a valid and binding agreement of Torneo enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.02	Validity. This Agreement has been duly executed and delivered by Torneo and constitutes the legal, valid and binding obligation of Torneo, enforceable against it in accordance with its terms.

3.03.
No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Torneo is a party or by which Torneo is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

3.04.
Litigation. To Torneo’s knowledge, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Torneo, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Torneo pursuant to this Agreement or in connection with the transactions contemplated hereby.

SUBSIDIARY PURCHASE AGREEMENT

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING

Prior to the signing and Closing of this Agreement, the following conditions precedent shall have been satisfied or waived:

4.01.
Consents Obtained.  All consents from third parties, including without limitation all lenders and secured parties, required to consummate the transactions contemplated hereby shall have been obtained by RBCF and the Subsidiary.

4.02.
No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding-by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened against any Subsidiary which questions the validity or legality of any of the transactions contemplated by this Agreement.

4.03.
No Injunction. On the Closing Date there shall be no effective threatened injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which Torneo deems unacceptable in its sole discretion.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.01.
Survival of Obligations. Notwithstanding any provisions of this Agreement or of any agreement, document, certificate or other instrument delivered in connection with the terms of this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

5.02.
Further Assurances. After the Closing, RBCF shall from time to time, at the reasonable request of Torneo, without cost or expense to Torneo, execute and deliver such other instruments of conveyance and transfer and take such other reasonable actions as are contemplated by this Agreement.

5.03.
Reliance. Except as otherwise represented, warranted or set forth in this Agreement, Torneo specifically agrees that it has purchased the Assets and assumed the Assumed Liabilities “as is,” “where is” and “with all faults” and defects, both latent and patent, known or unknown. Further, Torneo specifically agrees that it is not relying upon any oral discussions between its representatives and any other representative of the Subsidiary or RBCF in entering into this Agreement. Torneo agrees that it has performed a due diligence review of the Assets, Assumed Liabilities and of the financial condition and prospects of the Business in making Torneo’s voluntary decision to enter into this Agreement. Further, Torneo specifically agrees that it will not hold RBCF, or their employees, agents or owners, responsible for any information about the Subsidiary that Torneo did not know at the time it entered into this Agreement as Torneo agrees that nothing the Subsidiary or RBCF, or its agents, employees or owners, said or did, save and except for the agreements, covenants, representations and warranties specifically set forth within this Agreement, induced Torneo into entering into this Agreement.

SUBSIDIARY PURCHASE AGREEMENT

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.01.
Investigations; Survival of Warranties. The respective representations, warranties and covenants of the Subsidiary, RBCF and the Torneo contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation, warranty, covenant and agreement shall survive for a period of one (1) year after the date such representation and warranty is deemed made, except that (i) the other covenants and agreements to be performed subsequent to the Closing, including without limitation those covenants contained in Articles IV and V above, shall survive and be enforceable for period of the applicable statute of limitations, and (ii) nothing in the foregoing shall be deemed to diminish any Indemnifying Party’s (as hereinafter defined) indemnification obligations to an Indemnified Party respecting (a) any matter for which written notice to the Indemnifying Party has been given prior to the end of the applicable indemnification period, and (b) claims for indemnification for tax matters and common law fraud, which shall survive for the duration of the applicable statutes of limitations.

6.02.         Indemnification.
(a)
RBCF agrees to save harmless, defend and indemnify Torneo, and any of Torneo’s respective officers, directors, agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of or relating to a breach of any of the representations and warranties or covenants contained in this Agreement.

(b)
Torneo agrees to save harmless, defend and indemnify RBCF and its officers, directors, agents, attorneys, accountants, or other representatives against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of a the purchase of the Subsidiary or the breach of any of the representations and warranties or covenants contained herein.

SUBSIDIARY PURCHASE AGREEMENT

6.03.
Escrow of RBCF Shares. Torneo hereby agrees to deposit 100,000 shares of RBCF common stock with DeMint Law, PLLC, as escrow agent (the “Escrow Agent”), to be used to collateralize the indemnification requirements of Torneo set forth herein. The Escrow Agent shall hold the shares of RBCF common stock and release such shares to RBCF or Torneo upon the terms and conditions set forth in the Escrow Agreement attached hereto as Exhibit A.

6.04.
Injunctive Relief. Notwithstanding the provisions of Section 6.04 hereof, in the event of a breach or threatened breach by RBCF, on the one hand, or Torneo on the other hand, of the provisions of this Agreement, Torneo on the one hand, or RBCF on the other hand, shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section 6.05 hereof to seek an injunction or similar equitable relief restraining the other party or RBCF, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the other party or RBCF, as the case may be, under any such provision. The parties hereto hereby consent to the jurisdiction of the federal courts located in Orange County, California and the California state courts located in Orange County for any proceedings under this Section 6.04. The parties hereto agree that the availability of arbitration in Section 6.05 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by Torneo pursuant to this Section 6.04.

6.05.
Dispute Resolution. The parties acknowledge and agree that this Agreement and any dispute hereunder shall be subject to and governed by the dispute resolution provisions set forth in this section 6.05.

(a)
DISPUTES. RBCF and Torneo recognize that disputes as to certain matters of this Agreement may from time to time arise which relate to either party’s rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article if and when a dispute arises under this Agreement. In the event of a dispute between the Parties, any party may, by written notice to the other, have such dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event the chief executive officers are not able to resolve such dispute, either party may at any time after the fourteen (14) day period seek to resolve the dispute through the other means provided in Section 6.05(b)

(b)
ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement, including, without limitation, disputes relating to alleged breach or to termination, shall be settled by binding Alternative Dispute Resolution (“ADR”) in the manner described below.  If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the “ADR Request”) to the other party informing such other party of such intention and the issues to be resolved. Within fifteen (15) business days after receipt of the ADR Request, the other party may, by written notice to counsel for the party initiating ADR, add additional issues to be resolved.

(c)
ARBITRATION PROCEDURE. The ADR shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

SUBSIDIARY PURCHASE AGREEMENT

(i)
ARBITRATOR. The arbitration shall be carried out by a single arbitrator, who shall be a retired United States judge or justice or magistrate and shall be selected by the parties within thirty (30) days of receipt of the ADR Request in accordance with the procedure described below.

(1)The parties shall select an arbitrator as described in subsection (2) below, which arbitrator may but need not be selected from a list of arbitrators such as the CPR Panel of Distinguished Neutrals of the Center for Public Resources, subject to: (i) his/her availability and willingness to serve, (ii) his/her availability to commence the arbitration within a reasonable period of time, (iii) his/her agreement to charge fees and expenses that are reasonable under the circumstances, and (iv) his/her commitment to render his/her award within the time periods provided in this Section 6.04.

(2)
Each party will exchange a list of ten (10) qualified arbitrators and in the event that both parties agree to a single common name that person shall be the arbitrator. In submitting the ten names, each party shall prioritize from one to ten the persons on their respective lists. In the event that there is more than one common name on the parties’ lists, the person having the lowest combined priority number shall be the selected arbitrator. The combined priority number shall be the sum of the order numbers assigned to that person by the parties. Thus, if one person was RBCF’s number two priority and Torneo’s number three priority, and another person was RBCF’s number two priority and Torneo’s number four priority, the former would be appointed. If more than one person has the lowest combined priority number, the person for whom there is less difference between the order numbers assigned by the parties shall be appointed. Thus, if one person was RBCF’s number one priority and Torneo’s number four priority, and another person was RBCF’s number two priority and Torneo’s number three priority, the latter person would be appointed. If this method does not produce a sole arbitrator or if there are no common names, the parties shall alternatively strike from the combined list until one name remains, which shall be the selected arbitrator. The party to strike first shall be determined by the toss of a coin.

(3)
In the event the arbitrator is unable to meet the requirements set forth in subsection (i) above, then, in the event the first selected arbitrator was common to both lists and there was more than one common name on the parties’ lists, the arbitrator having the next lowest combined priority number who is able and willing to serve pursuant to these requirements shall be selected. If there is no such individual, then the parties shall use the alternate strike method set forth above. In the event an arbitrator selected by the alternate strike methodology is unable or unwilling to serve consistent with the requirements set forth above, then the alternate striking procedure shall be retraced in reverse order until an arbitrator is selected.

The arbitrator shall be neutral, disinterested, impartial, and independent of the parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. There shall be no ex parte communications with the arbitrator either before or during the arbitration, relating to the dispute or issues involved in the dispute or the arbitrator’s views on any such issue.

SUBSIDIARY PURCHASE AGREEMENT

(ii)
INTERIM REVIEW. Either party may apply to any court having jurisdiction hereof and seek preliminary injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(iii)	LOCATION. Any arbitration under Section 6.05 shall be conducted in Orange County, California.

(iv)
DISCOVERY PROCEEDINGS AND HEARINGS. The parties shall have the right to undertake such limited discovery as is expressly authorized by the arbitrator upon a determination that such discovery is reasonably necessary to enable the requesting party to prepare and present its claims and/or defenses at the hearing. Discovery shall be conducted pursuant to Rules 26-37 of the Federal Rules of Civil Procedure (with references to “court” in those Rules being considered references to the “arbitrator”) except as they may be modified by the arbitrator. In addition:

(1)
The arbitrator will determine the specific location within the State of California and the date and time of the arbitration hearing, which will commence no later than ninety (90) days after the date of the appointment of the arbitrator. The arbitrator will provide reasonable notice of the hearing date and time.

(2)
The arbitrator will ordinarily conduct the arbitration hearing in the manner set forth in this Section 6.05 except that the Federal Rules of Evidence shall apply. The arbitrator shall render its decision in writing. If the AAA rules and the rules of this subsection (2) conflict in any manner, the rules of this subsection (2) shall prevail. The arbitrator must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all parties are afforded the opportunity to present material and relevant evidence and that each party is given at least an approximately equal amount of time for presentation of its case.

(3)	The arbitrator will require witnesses to testify under oath if requested by any party.

(4)	Any party desiring a stenographic record may secure a court reporter to attend the proceedings.

(5)	The arbitrator will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

(6)
When the arbitrator determines that all relevant and material evidence and arguments have been presented, the arbitrator will declare the hearing closed. The arbitrator may defer the closing of the hearing for up to ten (10) days to permit the parties to submit post-hearing briefs and or to make closing arguments, as the arbitrator deems appropriate, before rendering an award.

SUBSIDIARY PURCHASE AGREEMENT

(7)
The arbitrator will render the award and its decisions within thirty (30) days after the date of the closing of the hearing or, if an arbitration hearing has been waived, within thirty (30) days after the date of the arbitrator’s receiving all materials specified by the parties. The decision and award of the arbitrator will constitute the arbitration award and will be binding on the parties.

(8)
The arbitrator shall, in rendering its decision and award, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article shall be governed by the Federal Arbitration Act. The costs of the winning party and its reasonable attorney’s fees shall be paid by the losing party which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, it shall so state and each party shall bear its own costs and attorneys fees.

(v)
AWARD. The arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive or multiple damages may not be awarded. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof.

(vi)	ARBITRATION FEES. The fees of the arbitrator shall be split equally between the parties.

(d)
CONFIDENTIALITY. The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each party’s confidential Information. Except as required by law, no party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

6.06.
Limitation on Claims. Torneo shall not be entitled to make any claim under this Article VI unless and until the amount of such claim is reasonably believed by Torneo to be $10,000 or more or the aggregate of all claims for misrepresentation or breach of warranty made by the claimant, shall exceed $20,000. A single claim which exceeds $10,000 may be collected from the first dollar owed through the total amount of such claim. Multiple claims each of which is less than $10,000 but which in the aggregate exceed $20,000 may be collected from dollar $10,001 through the total amount of such claim. The aggregate obligation of RBCF to indemnify Torneo under this Agreement shall be limited to the amount of the Purchase Price received by RBCF pursuant to this Agreement.

SUBSIDIARY PURCHASE AGREEMENT

6.07.
Settlement of Third Party Claims. Should any claim be made by a person or entity not a party to this Agreement with respect to any matter covered by the indemnities contained in this Article VI, including without limitation, any claim by a governmental body in connection with the audit of any federal, state or local tax return, the party or parties being indemnified (the “Indemnified Party”), on not less than 30 days’ notice to the party making the indemnification (the “Indemnifying Party”), may make settlement (including payment in full) of such claim and such settlement shall be binding upon all parties hereto for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall, upon posting of the bond or alternative security described below, comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon at the Indemnifying Party’s expense through counsel of its own choosing on condition that such counsel agrees to look solely to the Indemnifying Party for payment of its fees. If the Indemnifying Party does retain counsel on such terms, then the Indemnified Party shall not be entitled to indemnification under the next sentence of this paragraph for the cost of any separate counsel it may retain in the matter. In the event the Indemnifying Party shall so request the Indemnified Party to contest such claim, the Indemnifying Party shall first furnish to the Indemnified Party as indemnity against the contested claim a bond in the amount of the third party claim plus the amount of any expenses reasonably likely to be incurred by the Indemnified Party in contesting, defending and litigating the same. In no event shall the Indemnifying Party or its counsel, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

6.08.
Remedies Cumulative.  The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of and other remedies against the other party hereto.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.01.
Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by both parties.

SUBSIDIARY PURCHASE AGREEMENT
7.02.
Waiver of Compliance. Any failure of RBCF or Torneo to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by RBCF or Torneo, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.03.Expenses; Transfer Taxes, Etc. Whether or not the transaction contemplated by this Agreement shall be consummated, RBCF agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by RBCF and Torneo agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by Torneo, including, without limitation as to RBCF or Torneo, all fees of counsel, actuaries and accountants.

7.04.
Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

(a) If to RBCF, to:	Rubicon Financial Incorporated
18872 MacArthur Blvd., First Floor
Irvine, CA 92612
Attention: Chief Executive Officer

or to such other person or address as RBCF shall furnish to Torneo in writing.

(b) If to Torneo, to:	Todd Torneo
________________________________
________________________________

or to such other person or address as Torneo shall furnish to RBCF in writing.

7.05.
Assignment; Merger. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law.

7.06.	Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California without regard.

7.07.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.08.
Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

7.09.
Entire Agreement. This Agreement, including the exhibits and schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

7.10.
Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

7.11.Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

7.12.
Counsel. Each party acknowledges that it has been represented by, or had the opportunity to be represented by, independent counsel of its own choice in connection with the negotiations preceding the execution of this Agreement, and the preparation and execution of this Agreement.  Each party acknowledges that no person or entity, including but not limited to a party or agent or attorney of any party, has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce the other party to execute this Agreement.  Each party acknowledges that it has read this Agreement, accepts and agrees to the provisions it contains, and hereby executes it voluntarily and with full understanding of its consequences.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

RBCF:
Rubicon Financial Incorporated,
a Delaware corporation

By: /s/ Joseph Mangiapane, Jr.
       Joseph Mangiapane, Jr., CEO

RUBICON INSURANCE:
Rubicon Financial Insurance Services, Inc.,
a California corporation

By: /s/ Joseph Mangiapane, Jr.
       Joseph Mangiapane, Jr., CEO
       Rubicon Financial Incorporated
       Sole Stockholder of Rubicon Insurance

Torneo:

By: /s/ Todd Torneo
       Todd Torneo